(a)(49)

AMENDMENT NO. 43 TO DECLARATION OF TRUST OF

VOYA SEPARATE PORTFOLIOS TRUST

Abolition of Series of Shares of Beneficial Interest

Effective: June 12, 2025

THIS AMENDMENT NO. 43 TO THE DECLARATION OF TRUST OF VOYA

SEPARATE PORTFOLIOS TRUST (“VSPT”), a Delaware statutory trust, dated March 2, 2007, as amended (the “Declaration of Trust”), reflects resolutions adopted by the Board of Trustees of VSPT on November 17, 2022, with respect to Voya Emerging Markets Hard Currency Debt Fund (the “Fund”), a series of VSPT, acting pursuant to the Declaration of Trust, including Article III, Section 6, Article IX, Section 1 and Article X, Section 1 of VSPT’s Declaration of Trust. These resolutions serve to abolish the Fund, and the establishment and designation thereof, there being no shares of the series outstanding at the time of its abolition.

VOYA SEPARATE PORTFOLIOS TRUST

SECRETARY’S CERTIFICATE

I, Joanne F. Osberg, Vice President and Secretary of Voya Separate Portfolios Trust

(“VSPT”), do hereby certify that the following is a true copy of resolutions duly adopted by the

Board of Trustees of VSPT at a meeting held on November 17, 2022 with regard to the dissolution of Voya Emerging Markets Hard Currency Debt Fund of VSPT:

RESOLVED, that the Plan of Liquidation and Dissolution of Series (the “Liquidation and Dissolution Plan”), with respect to Voya Emerging Markets Hard Currency Debt Fund (the “Fund”), a series of Voya Separate Portfolios Trust (“VSPT”), as described in the memorandum contained in the Meeting materials, together with such modifications that the officers of VSPT, upon the advice of counsel, and subject to review by counsel to the Trustees who are not “interested persons” as defined in the Investment Company Act of 1940, as amended, may deem necessary or desirable, be, and it hereby is, approved;

FURTHER RESOLVED, that the Liquidation and Dissolution Plan be, and it hereby is, intended to and shall constitute a plan of liquidation under Sections 331, 332, and 562 of the Internal Revenue Code of 1986, as amended (the “Code”), as applicable, with respect to the Fund;

FURTHER RESOLVED, that after providing for actual and accrued liabilities belonging to the Fund, with respect to the Fund, a dividend or dividends shall be, and hereby are, declared payable pro rata on the outstanding shares of the Fund in the aggregate amount necessary for the Fund to avoid any federal income or excise tax liability for (i) its final taxable year and (ii) any prior taxable year in respect of which, at the time of declaration and payment of the dividend, the Fund is eligible to declare and pay a spillback dividend under section 855(a) of the Code, taking into account in each case other amounts that have already been, and, in the case of (i), regular distributions that will be, distributed for such period in distributions eligible for the dividends-paid deduction;

FURTHER RESOLVED, that such dividend shall be paid on a payment date to shareholders of record of the Fund at the close of business on a record date to be determined by an officer of VSPT;

FURTHER RESOLVED, that the officers of VSPT, be, and each hereby is, authorized to report dividends declared as they deem appropriate, including, without limitation, reporting dividends as capital gain dividends to the extent permitted under Section 852(b)(3) of the Code, and reporting dividends as eligible for the deduction under Code Section 243 (relating to the corporate dividends-

received deduction) or as qualified dividends under Code Section 1(h) pursuant to code Section 854(b), and electing, where applicable, to allow the Fund to pass through foreign tax credits or deductions to shareholders pursuant to Code Section 853; and

FURTHER RESOLVED, that the officers of VSPT, be, and each hereby is, authorized to take or cause to be taken all other actions, in connection with the liquidation of the Fund, including, without limitation, the execution and filing, in the name and on behalf of the Fund, with the U.S. Securities and Exchange Commission, state securities authorities, or other governmental or regulatory entities, of such documents, as may be shown by such officers’ or officer’s execution or performance to be in the officers’ or officer’s judgment necessary or desirable, the taking of such action by an officer or officers of VSPT to be conclusive evidence that the same is authorized by the Board of Trustees, including, but not limited to, the dissolution of the Fund.

__/s/ Joanne F. Osberg_________________

Joanne F. Osberg

Vice President and Secretary

Dated: June 12, 2025